EXHIBIT 99.1


[TELEVISA LOGO]                                         PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE


       GRUPO TELEVISA ISSUES STATEMENT REGARDING RECENT MEDIA SPECULATION

Mexico City, September 18, 2006--In light of recent media speculation, Grupo Televisa S..A. ("Televisa"; NYSE:TV; BMV:TLEVISA CPO)reported today that it does not intend to make another bid for Univision Communications Inc. (NYSE: UVN).


Grupo Televisa, S.A., is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. It has interests in television production and broadcasting, production of pay television networks, international distribution of television programming, direct-to-home satellite services, publishing and publishing distribution, cable television, radio production and broadcasting, professional sports and live entertainment, feature film production and distribution, and the operation of a horizontal internet portal. Grupo Televisa also owns an unconsolidated equity stake in Univision, the leading Spanish-language media company in the United States, and in La Sexta, a free-to-air television venture in Spain.


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TELEVISA INVESTOR RELATIONS CONTACTS:           MEDIA RELATIONS CONTACTS:

MICHEL BOYANCE / ALEJANDRO EGUILUZ              MANUEL COMPEAN
Tel: +52 (55) 5261-2445                         Tel: +52 (55) 5728-3815
Fax: +52 (55) 5261-2494                         Fax: + 52 (55) 5728-3632
ir@televisa.com.mx                              mcompean@televisa.com.mx


                                                JEREMY FIELDING/SCOTT HYNES
                                                Kekst and Company
                                                Tel: +1 (212) 521-4800